UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 17, 2006

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

0-25097

65-078-3722

(Commission File Number

(IRS Employer Identification No.)

3900A 31st Street North, St. Petersburg, Florida

33714

(Address of Principal Executive Offices)

(Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 – Registrant’s Business Operations

Item 1.01 Entry into a Material Definitive Agreement.

World Energy Solutions, Inc. (the “Company”) has entered into a Services Agreement (“Agreement”) with Evergreen Marketing, Inc. (“Evergreen”) regarding consulting and marketing services.  The Agreement states that the Evergreen will provide corporate consulting and promotion including, but not limited to, e-mail database distribution and up to two taped chief executive officer webcasts that will be available at Evergreen’s web site (www.thegreenbaron.com).  Evergreen has agreed to prepare a profile on the Company that highlights positive developments of the Company’s business and will disseminate the profile to Evergreen’s opted-in members.  The term of the Agreement is for a minimum of six months.

As consideration for services to be rendered under the Agreement, the Company has paid Evergreen $5,000.00 in cash and issued 250,000 shares of the Company’s restricted common stock to Evergreen on November 13, 2006.  The common stock carries piggyback registration rights.  In the event the total value of the shares of common stock does not exceed $50,000 on November 15, 2007, the Company agrees that it will pay the difference in cash or free trading stock to Evergreen by November 30, 2007.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Regulation SB, Item 701(a) - See response to Item 1.01 above.

Regulation SB, Item 701(c) - See response to Item 1.01 above.

Regulation SB, Item 701(d) - The Company is relying on the transaction exemption provisions of Section 4(2) of the Securities Act of 1933, as amended, to issue the unregistered shares of the common stock.  The common stock has been issued in a transaction not involving a public offering.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Evergreen Marketing, Inc. Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

(Registrant)

Dated: November 17, 2006

By: /s/ Benjamin C. Croxton

Benjamin C. Croxton

Chief Executive Officer

Chief Financial Officer